SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Amegy Bancorporation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by: Amegy Bancorporation, Inc.

Pursuant to Rule 14a-6

under the Securities Exchange Act of 1934

Subject Company: Amegy Bancorporation, Inc.

Commission File No. 000-22007

On September 7, 2005, Amegy Bancorporation, Inc. issued the following communication:

Stock Option and Restricted Stock Q&A

What Happens to Amegy Options and Restricted Stock

Q.	What happens to my stock awards now that we are merging with Zions Bancorporation?

A.	Unvested stock options and restricted stock issued prior to June 1, 2004 will vest 100% upon the effective date of the legal merger. Unvested stock options and restricted stock issued on June 1, 2004 or after will vest 50% upon the effective date of the legal merger. The remaining 50% will vest in accordance with the original terms of the stock option or restricted stock agreement. The merger is expected to be completed in the 4th Quarter of 2005.

Accelerated vesting of options is not a taxable event; however, the vesting of restricted stock upon the legal merger is a taxable event. The tax liability can be paid either by allowing the Bank to debit your Amegy bank account or by reducing the number of shares of restricted stock to be issued to you by the amount necessary to cover the taxes. You will receive additional information from HR as we get closer to the legal merger.

Q.	How can I determine how many stock options I currently have?

A.	Enclosed with this Q&A is an Options and Awards Summary. This statement includes all stock awards that have been granted to you, when the awards would normally vest and what has already been exercised. In addition, a separate statement summarizes the value of your stock options that are currently vested and the value of your options and restricted stock that will vest at 100% and 50% at legal merger (in each instance assuming a price of $23.50 per share).

Q.	Will new agreements be issued?

A.	Zions will advise on this at a later date.

Timing

Q.	How soon after the legal merger will I be able to exercise my vested stock options?

A.	After the filing of a registration statement, which is typically a few days after the closing.

Q.	Can I exercise my vested options prior to the legal merger?

A.	Yes, as an active employee you can exercise vested options at any time; however, you are restricted from selling shares during a designated blackout period. The next blackout period for all employees will begin October 1, 2005 and end two full days following earnings release, which will be October 25, 2005. In other words, you could sell beginning on the 28th. An additional blackout period will occur a few days prior to the effective date of the legal merger. When this occurs, advance notice will be provided. The accelerated vesting will not occur until the effective date of the legal merger.

How to Convert Options

Q.	If I choose to exercise my options, how is the value of my Amegy options determined?

A.	If you plan to exercise your vested options before the legal merger, nothing changes.

If you chose to exercise your vested options after the legal merger, the number of your Amegy options and the strike price will be converted to Zions’ options utilizing the exchange ratio formula. The exchange ratio is dependent on the price of Zions per share price during the ten trading days immediately prior to the effective date of the legal merger. To calculate a projected exchange ratio, multiply the price of Zions stock by 0.2020 and add $8.50. Take this result and divide it by the price of Zions stock.

Example:

To calculate a sample exchange ratio of Amegy options for Zions options utilizing $73.55, the Zions stock price as of close on July 1, 2005:

1.	Multiply the Zions’ stock price by 0.2020 and add $8.50.

$73.55 x 0.2020 + $8.50 = $23.36, or the value of an Amegy share based on this hypothetical Zions price.

2.	Divide that result by the price of Zions stock.

$23.36 / $73.55 = 0.3176, which is the exchange ratio for converting Amegy options into Zions options.

Again, the final exchange ratio will be determined by the price of a Zions share during the ten trading days immediately prior to the effective date of the merger. This is why an exact number cannot be calculated at this time.

Q.	How many Zions options will I receive?

A.	Multiply the exchange ratio by the number of Amegy options you have and round down to the nearest whole share. Nothing will be granted to compensate for losses due to fractional shares.

Example:

1,000 Amegy options x 0.3176 = 317 Zions options (after rounding down to the nearest whole share).

Q.	What will the strike price of my options be after they are converted into Zions options?

A.	Your strike price will be converted by dividing your Amegy strike price by the exchange ratio calculated above.

Example, utilizing the strike price of Amegy options issued on June 25, 2003, which is $15.26:

$15.26 / 0.3176 = $48.05, or the Zions options strike price.

Vesting

Q.	Must I exercise my vested stock options prior to the legal merger?

A.	No. All vested but unexercised and all unvested stock options will be converted to Zions stock options at the time of the merger. The expiration date of options will remain the same as the original expiration date. There is no expiration date under the 1989 plan. For the 1993, 1996, and 2004 plans, options expire ten years from the date of issuance.

Q.	Are the vesting schedules impacted by my decision to either exercise Amegy options or convert to Zions options?

A.	No. The vesting schedules will remain the same, subject to the accelerated vesting at legal merger described above.

Q.	What happens if all my stock options are already 100% vested?

A.	If they are unexercised at the time of the legal merger, they will be converted to Zions stock options.

Special Circumstances

Q.	What happens to 401(k) shares held in Amegy stock?

A.	Employees who own Amegy stock through the 401(k) Plan will be given the same ability to direct their stock conversion as all other shareholders. Fidelity, through a vendor, Management Information Services, will send the proxy to employee 401(k) shareholders either by email or mail if no email address is available. The proxy will allow the employee to vote in the merger decision. We encourage everyone to vote. Not voting is the same as a “no” vote.

Assuming the merger is approved, employees will receive a subsequent mailing which will include an election form by which they will choose how they want their 401(k) Amegy shares to convert in the merger. If an employee chooses 100% cash, their Amegy stock will be converted to cash to the extent possible (subject to possible pro ration) and the cash will move to the money market account in their 401(k) account. There will be a Zions Stock Fund established in the Amegy 401(k) plan. If an employee chooses 100% stock, the Amegy stock will be converted into Zions stock (also subject to pro ration) and will be held in the Zions Stock Fund. For details regarding the process see the Proxy Statement on our website.

Q.	What happens to my stock options if I am on long-term or short-term disability or on a leave of absence at the time of the legal merger?

A.	All vested but unexercised and all unvested stock options at the time of the legal merger will be converted to Zions stock options.

Q.	What happens to my stock options if I resign prior to the legal merger?

A.	You will be able to exercise your vested stock options based on the original terms of your stock option agreements. You will not be eligible for accelerated vesting.

Additional Information and Where to Find it

Zions Bancorporation has filed a registration statement on Form S-4 (File No. 333-127636), which includes a proxy statement of Amegy Bancorporation, Inc.; both companies will also file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Zions free of charge by contacting: Investor Relations, Zions Bancorporation, One South Main Street, Suite 1134, Salt Lake City, Utah 84111, (801) 524-4787. You may obtain documents filed with the SEC by Amegy free of charge by contacting:

Controller, Amegy Bancorporation, Inc., 4400 Post Oak Parkway, Houston, Texas 77027, (713) 235-8800.

Participants in Solicitation

Zions Bancorporation, Amegy Bancorporation, Inc., and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Amegy’s shareholders in connection with the merger. Information about the directors and executive officers of Zions and their ownership of Zions stock is set forth in the proxy statement for Zions’ 2005 Annual Meeting of Shareholders. Information about the directors and executive officers of Amegy and their ownership of Amegy stock is set forth in the proxy statement for Amegy’s 2005 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Investors should read the Form S-4 carefully before making any voting or investment decisions.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this document contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Zions Bancorporation and Amegy Bancorporation, Inc., including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Zions’ and Amegy’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Amegy shareholders to approve the transaction; the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Amegy’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Amegy disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.